Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 10, 2006, by and between Services Acquisition Corp. International (the “Company”) (to be renamed Jamba, Inc. upon consummation of the merger between JJC Acquisition Company and Jamba Juice Company, pursuant to that certain Agreement and Plan of Merger, dated as of March 10, 2006, by and among the Company, JJC Acquisition Company and Jamba Juice Company (the “Merger Agreement”)), and Paul Clayton, an individual resident of the State of California (the “Employee”). Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1)	Employment; Term; Compensation.

a)	Employment. Employee’s employment with the Company, and this Agreement, will only become effective upon Closing of the Merger Agreement. Upon Closing (such date of Closing referred to as the “Effective Date”), the Company agrees to employ the Employee as an employee of the Company, and the Employee agrees to accept such employment and serve as an employee of the Company, subject to the terms and conditions of this Agreement.

b)	Term. The period during which the Employee shall serve as an employee of the Company shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall expire on the third anniversary of the Effective Date (the “Initial Term”) provided that this Agreement shall automatically extend for one or more additional twelve month periods (each an “Additional Term,” the Initial Term and any Additional Term, collectively referred to as the “Term”) unless either party delivers written notice of cancellation to the other party at least 120 days prior to expiration of the then current term.

c)	Duties and Responsibilities. During the Term, the Employee shall have such authority and responsibility and perform such duties as may reasonably be assigned to the Employee from time to time at the direction of the Board of Directors of the Company (the “Board”), and in the absence of such assignment, such duties customary to Employee’s position as are necessary to the business and operations of the Company. During the Term, the Employee’s employment shall be full time in the Company’s (or Jamba Juice Company’s) San Francisco bay area support center. The Employee shall perform Employee’s duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall use Employee’s best efforts to promote the interests of the Company.

d)	Compensation. In consideration of the Employee’s services hereunder and compliance with the restrictive covenants and other obligations imposed on the Employee in this Agreement, the Employee shall be paid compensation (“Compensation”) as follows:

(i)	an annual base salary of $525,000 (the “Salary”), payable in accordance with the Company’s customary payroll practices, which Salary will be reviewed annually by the Compensation Committee of the Board;

(ii)	a target bonus of up to 100% of Employee’s Salary for the 2007 fiscal year of Jamba Juice Company, based on targets reasonably established by the Board (or the appropriate committee thereof) and communicated to Employee within 90 days following the Effective Date. Thereafter any annual bonus shall be as determined in good faith by the Compensation Committee of the Board. The payment of any such bonuses will be made within 90 days after the close of the Jamba Juice Company fiscal year, but in no event prior to receipt by the Company of its annual audited financial statements;

(iii)	(A) an initial option grant of 510,000 shares, made at the Effective Date, with a strike price equal to the fair market value of the Company’s common stock at the date of grant as defined in the Company’s 2006 Employee, Director and Consultant Stock Plan (the “Plan”) (the “Initial Option Grant”). Following the Initial Option Grant, any other grants of options or restricted stock to the Employee, and the terms and conditions thereof, will be determined by the Board (or appropriate committee thereof), and (B) an initial restricted stock grant of 70,000 shares with equal annual vesting over a four year period (the “Initial Restricted Stock Grant”). Following the Initial Option Grant and Initial Restricted Stock Grant, any other grants of options or restricted stock to the Employee, and the terms and conditions thereof, will be determined by the Board (or appropriate committee thereof); and

(iv)	all options and restricted stock granted pursuant to Id) (iii) above shall be 100% vested upon termination without cause pursuant to Section 2)b or a Change of Control that occurs prior to the first anniversary of the Effective Date. For purposes of this Agreement Change of Control is defined as (a) a sale of substantially all of the assets of the Company, (b) a merger of or consolidation with an unaffiliated third party in which the Company is not the surviving corporation (c) a reverse merger with an unaffiliated third party in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, or (d) an acquisition by any person, entity or group within the meaning of Section 13 (d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the Board. All options and restricted stock granted pursuant to Id) (iii) above shall also be governed by the terms of the Plan.

e)	Benefits. Employee shall be entitled to participate, in any vacation, relocation, retirement, deferred compensation, medical, prescription drug, dental, vision, disability, employee life, group life, accidental death or travel accident insurance benefits or any other benefit that the Company may adopt for the benefit of similarly situated executive employees, in accordance with the terms of such plan.

f)	Expense Reimbursement. The Company shall reimburse Employee for all authorized expenses reasonably incurred or paid by Employee in connection with the performance of Employee’s services under this Agreement upon presentation of expense statement or vouchers and such other supporting information as the Company may from time to time reasonably require or request.

g)	No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 1 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

2)	Termination.

a)	Death, Disability and Cause. At any time during the Term, the Company shall have the right to terminate the Term and to discharge the Employee for Cause (as herein defined) effective upon delivery of written notice to the Employee. Upon any such termination by the Company for Cause, the Employee or the Employee’s legal representatives shall be entitled to that portion of the unpaid Compensation through the date of termination, and the Company shall have no further obligations hereunder from and after the date of such termination. Termination for “Cause” shall mean termination because of (i) the Employee’s breach of any of the Employee’s covenants contained in Sections 3, 4, 5 and/or 8 of this Agreement or breach of any representation or warranty in this Agreement, (ii) the Employee’s failure or refusal to perform any of the reasonably assigned duties or responsibilities required to be performed by the Employee under the terms of this Agreement, provided that the Employee has first received from a duly authorized representative of the Board written notice that describes in detail such failure or refusal and that the Employee be given a period of thirty 30 days after receipt to correct or cure such failure or refusal, provided that the occurrence of a second violation similar in nature to a prior violation which was cured following notice from the Company shall constitute “Cause” immediately upon notice without any further opportunity to cure, (iii) the Employee’s gross negligence or willful misconduct in the performance of the Employee’s duties hereunder, (iv) the Employee’s commission of an act of dishonesty affecting the Company or the commission of an act constituting fraud or a felony, , (v) the Employee’s death or (vi) the Employee’s inability to perform any of the Employee’s duties or responsibilities as provided in this Agreement due to the Employee’s physical or mental disability or illness extending for, or reasonably expected to extend for, greater than sixty (60) days (as determined in good faith by the Board). If the Employee shall resign or otherwise terminate the Employee’s employment with the Company, either expressly or by abandonment, the Employee shall be deemed for purposes of this Agreement to have been terminated for Cause.

b)

Without Cause. At any time during the Term, the Company shall have the right to terminate the Term and to discharge the Employee without Cause effective upon delivery of written notice to the Employee. Upon any such termination by the Company without Cause, the Employee shall be entitled to receive any unpaid portion of the Employee’s Compensation and un-reimbursed expenses in accordance with Section 1(f) payable when and as the same would have been due and payable hereunder but for such termination. If the Company terminates Employee’s employment without Cause at any time during the Term, then the Company shall also continue to pay Employee, as severance, Salary for a period of twelve (12) months following the date of termination (“Severance Period”). In addition, if at any time during the Severance Period the Employee was entitled to receive a bonus as set forth in this Agreement, the Company shall also pay to Employee the bonus to which Employee would have been entitled had Employee remained employed with the Company. All benefits shall, unless otherwise provided by Company policy applicable to its employees generally or otherwise required by law, terminate on the date of termination.

c)	Notwithstanding any other provision with respect to the timing of payments under this Section 2, if, at the time of the Employee’s termination, the Employee is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under this Section 2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Employee’s employment, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of this Section 2, as applicable. After the first business day of the seventh month following the termination of the Employee’s employment and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of this Section 2, as applicable.

3)	Non-Solicitation.

a)	In consideration of the foregoing, the Employee agrees that during the Term and for a period of one (1) year following termination of the Term for any or no reason, the Employee shall not directly or indirectly:

i)	induce any customer, franchisee or licensee of any of the Employer Companies (as herein defined) to patronize any business that is directly or indirectly in competition with the Protected Business (as herein defined) conducted by any of the Employer Companies; (B) canvass or solicit from any person or entity which is a franchisee or licensee of the Protected Business conducted by any of the Employer Companies, any such competitive business; or (C) request or advise any customer, supplier, franchisee or licensee of the Protected Business conducted by any of the Employer Companies to withdraw, curtail or cancel any such customer’s, franchisee’s or licensee’s business with any of the Employer Companies; and/or

ii)	employ or engage any person who serves in a managerial capacity who is then employed or engaged by any of the Employer Companies or who was within the six-month period prior thereto employed or engaged by any of the Employer Companies, or in any manner seek to induce any employee or independent contractor of any of the Employer Companies to leave its, his or her employment or engagement.

b)	“Protected Business” Defined. As used in this Agreement, the term “Protected Business” means the business of owning, operating, franchising or licensing any business that provides any or all of the following:

i)	the retailing of fruit smoothies, juices, blended beverages and healthy snacks;

or

ii)	the wholesale sale or distribution of fruit smoothies, juices, blended beverages and healthy snacks.

c)	“Employer Companies” Defined. As used in this Agreement, the term “Employer Companies” means the Company or any of its subsidiaries or affiliates or any entity in which any of the foregoing owns, directly or indirectly, any securities or other interests or which any of the foregoing controls, or any of their respective franchisees or licensees, or any successors or assigns of any of the foregoing.

d)	Reasonableness. Each party hereto acknowledges that (i) the provisions of this Agreement are reasonable and necessary to protect and preserve the interests of the Company and the other Employer Companies and their right to operate the Protected Business and (ii) the Company and the other Employer Companies would be irreparably damaged if Employee were to breach any of the covenants set forth in Section 3 of this Agreement.

e)	Successors and Assigns. Employee hereby agrees that the Employer Companies may assign, without limitation, the foregoing restrictive covenants in this Section 3 to any successor to the Protected Business conducted by the Employer Companies and any such assignee may enforce the foregoing restrictive covenants.

4)	Confidentiality.

The Employee agrees that at all times during and after the Term, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning any of the Employer Companies and their respective businesses and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (collectively hereinafter referred to as “Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, pricing information, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, supplier lists or lists of prospective franchisees or licensees, (ii) use the Confidential Information solely in connection with the Employee’s employment with the Employer Companies and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to any third parties, without the prior written consent of the Company, and (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information. In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure. In the case of any disclosure, the Employee shall disclose only that portion of the Confidential Information that the Employee is ordered to disclose.

5)	Employee Creations.

a)	Definition. Employee agrees that all Creations (as herein defined) shall be the property of the Company. “Creations” shall mean all ideas, prospects and customer lists, inventions, research, plans for products or services, potential marketing and sales relationships, business development strategies, marketing plans, designs, logos, branding, layouts, templates, computer software, computer programs, original works of authorship, copyrightable expression, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by Employee solely or jointly with others in connection with Employee’s work conducted on behalf of the Company.

b)	Ownership. Employee acknowledges that all Creations shall be considered as “work made for hire” belonging to the Company. To the extent that any such Creations, under applicable law, may not be considered work made for hire by Employee for the Company, Employee agrees to assign and, upon its creation, automatically assigns to the Company the ownership of such Creations, including any copyright or other intellectual property rights in such materials, without the necessity of any further consideration. At the Company’s expense, Employee will assist the Company in every proper way to protect the Creations throughout the world, including, without limitation, executing in favor of the Company or any affiliate of the Company patent, copyright, and other applications and assignments relating to the Creations, as set forth in Exhibit A. In the event that the Company is unable for any reason to secure Employee’s signature to any document that Employee is required to execute under this Section 5 (b), Employee hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for an on Employee’s behalf and instead of Employee, to execute such document with the same legal force and effect as if executed by Employee. Employee acknowledges and agrees that the Company has notified Employee that the assignment provided for herein does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached as Exhibit B.

6)	Return of Property and Information. The Employee agrees that upon the termination of this Agreement, the Employee shall transfer and return to the Company all things belonging to the Company, including, without limitation, any and all cellular telephones, computers, monitors, modems, keyboards, pagers, facsimile machines, corporate files, documents, records, notebooks, disk, diskettes or other software media, and similar repositories of or containing trade secrets and other Confidential Information of or about the Company or its customers, including without limitation, copies thereof then in the Employee’s possession, whether prepared by the Employee or others.

7)

No Prior Agreement. The Employee hereby represents and warrants to the Company that the execution of this Agreement by the Employee and the Employee’s employment by the Company and the performance of the Employee’s duties hereunder will not violate or cause a breach of any agreement with a former employer, client or any other person or entity. Further, the Employee agrees to indemnify the Company for all losses, liabilities, claims, costs or damages incurred by the Company, including, but not limited to, reasonable attorney’s fees, costs and expenses of investigation, arising or resulting from any reasonable claim by any third party based upon or arising out of any non-competition agreement, invention or secrecy agreement between the Employee and such third party that was in existence as of the Effective Date.

8)	Cooperation. The Employee agrees to cooperate to the full extent possible with the Company, through the Term, and for a reasonable period subsequent to the termination of the Term in connection with any legal matters involving potential or actual litigation relating to events that occurred during the Term and with the completion and transfer of the Employee’s work assignments and any necessary follow-up thereto. The Employee also agrees and promises not to undertake any disparaging conduct directed at the Company or any of its members, managers, officers, employees, customers or affiliates, and to refrain from making any negative, disparaging, ridiculing or derogatory statements concerning the Company or any of its members, managers, officers, employees, customers or affiliates, or the Company’s business.

9)	Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 3 and 4 are reasonable in scope and duration and are necessary to protect the Employer Companies. If any provision of Section 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the minimum extent necessary to make it enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Employee agrees and acknowledges that the breach of Section 3 or 4 will cause irreparable injury to the Employer Companies and upon breach of any provision of such Sections, the Employer Companies shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies that any of the Employer Companies may have (including, without limitation, the right to seek monetary damages). Employer or any of the Employer Companies may assign, without limitation, the restrictive covenants set forth in Section 3 and Section 4 hereof to any successor or assignee to its business, and any such successor or assignee may enforce any of the foregoing restrictive covenants. Notwithstanding anything to the contrary in this Agreement, each of the Employer Companies not a signatory to this Agreement is an intended third-party beneficiary of the provisions of Section 3 and Section 4 hereof and is entitled to enforce any such provisions.

10)	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, to the Board, and (b) if to the Employee, to the address and/or telecopy number listed on the signature page hereto.

11)	Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties hereto. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

12)	Assignment. This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned or delegated by the Employee. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or to any successor to the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, and shall be enforceable by such successors and assigns.

13)	Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified to the minimum extent possible so as to be enforceable (or if not subject to modification, then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Sections 3 through 16 of this Agreement shall survive the termination for any reason of the Employee’s relationship with the Company.

14)	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

15)	Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such State, except that no doctrine of choice of law shall be used to apply any law other than that of the State of California.

16)

Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto, if any) contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior (oral or written) agreements, understandings, representations and warranties between or among the parties with respect to such subject matter. In furtherance of the foregoing, Employee acknowledges and agrees that that certain Change of Control Retention and Severance Agreement, dated November 1, 2005, by and between Employee and Jamba Juice Company shall, as of the effective date, terminate and be of no further force or effect and no further action to evidence such termination shall be required. The exhibits and schedules attached hereto, if any, constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any person or entity, other than the parties hereto and the Employer Companies as provided above, any rights or remedies hereunder. Each party hereto agrees that, except for the statements, representations and warranties contained in this Agreement and any exhibit, schedule or document attached hereto, neither the Company nor Employee makes any other statements, representations or warranties (whether in writing or otherwise) that the other is entitled to rely upon, and each hereby disclaims any other statements, representations or warranties (whether in writing or otherwise) made by each party or, as applicable, any of the officers, directors, members, managers, employees, agents, financial and legal advisors or other representatives of such party with respect to the preparation, execution and delivery of this Agreement and any exhibit, schedule or document attached hereto, or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information (whether oral or written) with respect to any one or more of the foregoing.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SERVICES ACQUISITION CORP. INTERNATIONAL

By:	/s/ Thomas Byrne
Name: Thomas Byrne
Title: Director

EMPLOYEE:

/s/ Paul Clayton
Address for Notices:

Telecopy:

EXHIBIT A

ASSIGNMENT OF CREATIONS

For good and valuable consideration which has been received, the undersigned sells, assigns, transfers to Jamba, Inc. (the “Company”), and the Company’s successors and assigns, and Company accepts such sale, assignment and transfer of all rights, title and interest of Employee, vested and contingent, in and to Creations (as defined by that certain Employment Agreement between the undersigned and the Company), and all associated intellectual property rights (including without limitation, patent, copyright, moral right, mask-work, and trade secret rights), that were conceived, reduced to practice, created, derived, developed or made during the term that the Employee performs work on behalf of the Company.

Executed this 10th day of May, 2006

Employee		Company

By:	/s/ Paul Clayton	By:	/s/ Thomas Byrne

Name:	Paul Clayton	Name:	Thomas Byrne

Title:	CEO & President	Title:	Director

Date:	5/10/06	Date:	5/12/06

EXHIBIT B

California Labor Code § 2870 provides as follows:

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Amended by Stats. 1991, c. 647 (S.B.879), § 5)

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is entered into as of November 29, 2006, by and among Jamba, Inc., a Delaware corporation formerly named Services Acquisition Corp. International (the “Company”), Jamba Juice Company, a California corporation and wholly-owned subsidiary of the Company (“Jamba Juice”), and the undersigned individual (the “Employee”).

WHEREAS, an Employment Agreement was entered into as of May 10, 2006 (the “Agreement”) between the Company and Employee, which Agreement shall be effective upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 10, 2006, by and among the Company, JJC Acquisition Company and Jamba Juice (the “Closing”);

WHEREAS, upon the Closing, the Company desires that its wholly-owned subsidiary Jamba Juice be the employer of record for the Employee;

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be modified, amended, supplemented, canceled or discharged, by a written instrument executed by all parties thereto and pursuant to Section 12 of the Agreement, Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company; and

WHEREAS, the Company, Employee and Jamba Juice now desire to amend the Agreement and to assign certain of its rights, duties and obligations as Employee’s employer under the Agreement to Jamba Juice.

NOW, THEREFORE, effective as of the Closing, it is hereby agreed as follows:

1. Assignment. Company hereby assigns to Jamba Juice, and Jamba Juice hereby assumes, each of the rights, duties and obligations of the Company identified in Sections 1, 2, 5, 6 and 8 of the Agreement such that Jamba Juice shall be the employer of Employee; provided, however, the Company shall continue to be the issuer of the options and restricted stock reference in Section 1.d.(iii).

2. Amendment. Jamba Juice shall be joined as a party to the Agreement, and any reference to “Company” in the sections set forth above in paragraph 1 herein shall be deemed to refer to Jamba Juice except for paragraphs 1.d.(iii) and 1.d.(iv) which shall continue to refer to the Company. Furthermore any references to the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board in the above- referenced sections shall be deemed to be a reference to Jamba Juice’s Board of Directors acting in a manner consistent with the Company’s Board and the Company’s Compensation Committee. Paragraphs 3 through 9 shall be deemed to inure to the benefit of both the Company and Jamba Juice.

3. Confirmation. All other terms, conditions and contained in the Agreement shall continue in full force and effect.

4. Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Amendment as of the date first above written.

/s/ Paul Clayton
Paul Clayton

Jamba, Inc.

By:	/s/ Donald Breen
Name: Donald Breen
Title: Vice President and CFO

Jamba Juice Company

By:	/s/ Donald Breen
Name: Donald Breen
Title: Vice President and CFO